Exhibit 99.1

THIRD AMENDMENT TO

REVOLVING CREDIT NOTE

THIS THIRD AMENDMENT TO REVOLVING CREDIT NOTE, dated effective as of July 6, 2016 (the "Third Amendment"), is made and entered into by and among RANGEFORD RESOURCES, INC., a Nevada corporation (the "Company") and CICERONE CORPORATE DEVELOPMENT, LLC, a limited liability company, or its assigns (the "Noteholder").

WITNESSETH:

WHEREAS, the Company and the Noteholder entered into that certain Revolving Credit Note dated as of September 4, 2013, the First Amendment to the Revolving Credit Note Agreement effective January 29, 2015, and the Second Amendment to the Revolving Credit Note Agreement effective March 1, 2016 (as amended Revolving Credit Note is referred to herein as the "Amended Revolving Credit Note "), pursuant to which the Noteholder established a revolving line of credit in favor of the Company in the maximum principal amount of $1,250,000.00 (the "Amended Revolving Note Commitment") with a maturity date of February 1, 2017;

WHEREAS, the Company has requested the Noteholder to increase the maximum principal amount of the Amended Revolving Credit Note from $1,250,000 to $1,750,000, amend the provisions of the Amended Revolving Credit Note to provide for conversion of the principal and interest at a conversion price of $1.00 per share, amend for Noteholder to agree to subordinate to future oil and gas financing transactions, and amend the maturity date to June 30, 2018; and,

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

I.	“Amended Revolving Final Maturity Date" shall mean June 30, 2018, unless otherwise extended or renewed in writing by the mutual agreement of the Company and the Noteholder.

II.

“Amended Revolving Note Commitment” shall be the maximum principal amount of $1,750,000 until the Amended Revolving Final Maturity Date, subject to the restrictions set forth in the Amended Revolving Credit Note.

III.	The Amended Revolving Credit Note is amended to add Section 10 as follows:

10. The Noteholder shall have the right from time to time, and at any time during the period beginning on the date of this Third Amendment, to convert up to $1,000,000 of the outstanding and unpaid principal and/or interest amount of this Amended Revolving Credit Note into fully paid and non- assessable shares of Common Stock; provided, however, that in no event shall the Noteholder be entitled to convert any portion of this Amended Revolving Credit Note in excess of that portion of this Amended Revolving Credit Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Noteholder and its affiliates , (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Amended Revolving Credit Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Noteholder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Noteolder upon, at the election of the Noteholder, not less than 61 days’ prior notice to the Company, and the provisions of the conversion limitation shall continue and (3) the numbers of shares of Common Stock issuance upon the conversion of the portion of this Amended Revolving Credit Note is limited to 200,000 shares monthly unless waived by written consent by the Company

The conversion right shall be exercisable at one share of Common Stock for each $1.00 of principal and interest Shares. In the event, the Noteholder fails to fund a company advance request within 30 days, the company at its own discretion may terminate the noteholder conversion.

IV.	The Amended Revolver Credit Note is amended to add Section 11 as follows:

11. Assignability. This Amended Revolving Credit Note shall be binding upon the Company and its successors and assigns, and shall inure to be the benefit of the Noteholder and its successors and assigns. Each transferee of this Amended Revolving Credit Note must be an “accredited investor” (as defined in Rule 501(a) of the 1933 Act). Notwithstanding anything in this Amended Revolving Credit Note to the contrary, this Amended Revolving Credit Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

Ratification. The remaining terms, provisions and conditions set forth in the Amended Revolving Credit Note shall remain in full force and effect for all purposes and are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered effective as of the day and year first above written.

COMPANY:     Rangeford Resources, Inc. (a Nevada corporation)

By: _______________________________

      Thomas E. Lindholm, CEO

NOTEHOLDER: Cicerone Corporate Development, LLC

By: _______________________________

        Harry N. McMillan as trustee for the

        CE McMillan Family Trust, Managing

        Member

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